Exhibit 99.1

NEWS RELEASE

Contact:	James O. Miller
jomiller@civistabank.com
419.625.4121

First Citizens Banc Corp renames itself Civista Bancshares, Inc.

Sandusky, Ohio (May 1, 2015) – James O. Miller, First Citizens Banc Corp’s President and CEO, announced the completion of the Company’s rebranding initiative with today’s renaming of First Citizens Banc Corp to Civista Bancshares, Inc.. Earlier this year, the Company introduced the Civista name with the renaming of its banking subsidiary, The Citizens Banking Company, to Civista Bank.

“Our new name fulfills our strategic direction to set ourselves apart from more than 300 banks with “Citizens” in the company name and unify the names, Citizens Bank and Champaign Bank, that we used in the past to do business,” said Miller. “We are committed to distinguish our organization – not simply by our name but with our unique business model, commitment to long-term shareholder value and focus on customers,” Miller added. “Combined from the words “civic” and “vista”, Civista uniquely reflects our commitment to the community and our focus on customers,” added Civista Bank President Dennis Shaffer.

The new stock symbol for the Company will be “CIVB” (formerly “FCZA”) on the NASDAQ Capital Market.

About Civista Bancshares, Inc.

Civista Bancshares, Inc., formerly First Citizens Banc Corp, is a $1.4 billion financial holding company headquartered in Sandusky, Ohio. Its affiliated companies are Civista Bank, First Citizens Insurance Agency Inc., and Water Street Properties. Civista Bancshares, Inc.’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”. For more information, visit www.civb.com.

About Civista Bank

As a full-service financial institution, Civista Bank has provided consumer, business, mortgage and wealth management services for over 130 years. Today, Civista operates 28 locations across 11 Ohio counties, including a loan production office in Mayfield Heights. Civista branches are located throughout Champaign, Crawford, Erie, Franklin, Huron, Logan, Madison, Montgomery Ottawa, Richland and Summit counties. Learn more at civistabank.com.

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